SUB-ITEM 77C: Submission of mattesr to a vote of security holders

(a) Date of meeting and whether it was an annual or special meeting:

	Shareholders Entitled to Vote	Date of Meeting	Annual/Special Meeting
1	Shareholders of the JNL Multi-Manager Small Cap Value Fund	8/23/17	Special
2	Shareholders of the JNL/Red Rocks Listed Private Equity Fund	8/23/17	Special

(b)	Not Applicable

(c)	Describe each matter voted upon at the meeting and state the number of affirmative votes and the number of negative votes cast with respect to each matter:

	Special Meetings Held on August 23, 2017	Affirmative Votes	Votes Against/ Withheld	Abstentions

1	Shareholders of the JNL Multi-Manager Small Cap Value Fund To approve a proposed amendment to the Investment Sub-Advisory Agreement between the investment adviser, Jackson National Asset Management, LLC, and PPM America, Inc. ("PPM"), appointing PPM as sub-adviser to a new strategy, or "sleeve," of the JNL Multi-Manager Small Cap Value Fund.	66,085,359.272	2,198,783.059	4,791,212.116

2	Shareholders of the JNL/Red Rocks Listed Private Equity Fund To approve a Plan of Reorganization which provides for the reorganization of the JNL/Red Rocks Listed Private Equity Fund into the JNL/Harris Oakmark Global Equity Fund	41,335,101.192	2,008,096.446	4,152,586.574

(d)	Not Applicable.